PEPSICO ANNOUNCES $5 BILLION
SHARE REPURCHASE PROGRAM

SEC confirms that buybacks
won't violate rules for pooling
accounting used for Quaker merger

PURCHASE, N.Y., July 19, 2002 – PepsiCo announced today that its Board of Directors has authorized the company to buy back up to $5 billion of common stock over the next three years.

The new program goes into effect immediately, and PepsiCo said it expects to begin buying back shares next week.

PepsiCo said the Securities and Exchange Commission agreed that the repurchases would not violate the terms of the pooling-of-interests accounting the company has used for its merger with The Quaker Oats Company. The merger was completed in August 2001.

“This share repurchase program reflects our great confidence in PepsiCo’s ability to continue generating strong, consistent cash flow,” said Steve Reinemund, chairman of the board and chief executive officer. “The fundamental health and vitality of our businesses allows us to invest in growth opportunities, pay a dividend and buy back shares, all at the same time.”

The company said the repurchases may be effected through one or more trading plans that comply with current regulations.

PepsiCo cancelled an earlier share repurchase program on Dec. 4, 2000 in order that its merger with Quaker would qualify for pooling-of-interests accounting. In September and October 2001 the company repurchased shares valued at approximately $1.7 billion under a temporary emergency relief order issued by the SEC when equity markets reopened after September 11.